Exhibit 4.4
FINANCIAL INSTITUTIONS, INC.
2009 DIRECTORS’ STOCK INCENTIVE PLAN
     1. BACKGROUND AND PURPOSE
     Financial Institutions, Inc. (the “Company”) hereby establishes the Financial Institutions, Inc. 2009 Directors’ Stock Incentive Plan (the “Plan”). The purpose of the Plan is to enable the Company to attract and retain outside directors and provide them with an incentive to maintain and enhance the Company’s long-term performance record. It is intended that this purpose will best be achieved by granting eligible directors nonqualified stock options (“NQSOs” or “options”) and restricted stock grants, individually or in combination, under this Plan pursuant to the rules set forth in Sections 83 of the Internal Revenue Code, as amended from time to time.
     2. ADMINISTRATION
     The Plan shall be administered by the Company’s Board of Directors (the “Board”). Subject to the provisions of the Plan, the Board shall possess the authority, in its discretion, (a) to determine the directors of the Company to whom, and the time or times at which, NQSOs and restricted stock grants (both types of grants are collectively referred to as “awards”) shall be granted; (b) to determine at the time of grant whether an award will be a NQSO, a restricted stock grant or a combination of these awards and the number of shares to be subject to each award; (c) to prescribe the form of the award agreements and any appropriate terms and conditions applicable to the awards and to make any amendments to such agreements or awards; (d) to interpret the Plan; (e) to make and amend rules and regulations relating to the Plan; and (f) to make all other determinations necessary or advisable for the administration of the Plan. The Board’s determinations shall be conclusive and binding. No member of the Board shall be liable for any action taken or decision made in good faith relating to the Plan or any award granted hereunder.
     3. ELIGIBLE PARTICIPANTS
     Members of the Board of Directors of the Company and the directors of its subsidiaries who, in either case, are not also employees of the Company or its subsidiaries are eligible to participate in this Plan.
     4. SHARES AVAILABLE
     An aggregate of 250,000 shares of the Common Stock (par value $.01 per share) of the Company (subject to substitution or adjustment as provided in Section 9 hereof) shall be available for the grant of awards under the Plan. Such shares may be authorized and unissued shares. For purposes of calculating the number of shares of Common Stock available under the Plan, each share of Common Stock granted pursuant to a restricted stock award shall count as 1.64 shares of Common Stock. If an option expires, terminates or is cancelled without being exercised, new options may thereafter be granted covering such shares. If an award expires, terminates or is canceled without being exercised or becoming vested, new awards may thereafter be granted under the Plan covering such shares unless Rule 16b-3 provides otherwise. No awards may be granted more than ten years after the effective date of the Plan.
     The Board may determine the appropriate mix of options or restricted stock awards that should be granted to a participant in a calendar year. However, the maximum amount of shares that are subject to an award or awards that are granted to a single participant in a single calendar year is limited by the following rules:
•	The maximum number of shares that may be granted to a single participant in a single calendar year in the form of an award of a restricted stock grant is: (i) 800 shares for the first three years of this Plan; (ii) 900 shares for the next three years of this Plan; and (iii) 1000 shares for the last four years of this Plan.

•	The maximum number of shares that are subject to an option granted to a single participant in a single calendar year is: (i) 2,000 shares for the first three years of this Plan; (ii) 2,250 shares for the next three years of this Plan; and (iii) 2,500 shares for the last four years of this Plan.

•	In the event that the Board determines to grant participants a mix of restricted stock awards and options in a single calendar year the maximum number of shares that are subject to an option that may granted to a single participant for that calendar year shall be reduced by: 1.64 multiplied by the number of shares of restricted stock granted to the participant under an award for that calendar year.
     5. TERMS AND CONDITIONS OF NQSOS
     Each NQSO granted under the Plan shall be evidenced by an NQSO option agreement in such form as the Board shall approve from time to time, which agreement shall conform with this Plan and contain the following terms and conditions:
          (a) Exercise Price. The exercise price under each option shall equal the fair market value of the Common Stock at the time such option is granted, or, if there was no trading in such stock on the date of such grant, the closing price on the last preceding day on which there was such trading.
          (b) Duration of Option. Each option by its terms shall not be exercisable after the expiration of ten years from the date such option is granted.
          (c) Options Nontransferable. Each option by its terms shall not be transferable by the participant otherwise than by will or the laws of descent and distribution and shall be exercisable, during the participant’s lifetime, only by the participant, the participant’s guardian or the participant’s legal representative. To the extent required for the option grant and/or exercise to be exempt under Rule 16b-3, options (or the shares of Common Stock underlying the options) must be held by the participant for at least six months following the date of grant.
          (d) Exercise Terms. Each option granted under the Plan shall become exercisable pursuant to a vesting schedule established by the Board at the time an option is granted. Options may be partially exercised from time to time during the period extending from the time they first become exercisable until the tenth anniversary of the date of grant. The Board may impose such other terms and conditions on the exercise of options as it deems appropriate to serve the purposes for which this Plan has been established.
          (e) Payment of Exercise Price. An option shall be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. The payment shall be made in cash, by check or, if the option agreement so permits, by delivery of shares of Common Stock of the Company beneficially owned by the participant, duly assigned to the Company with the assignment guaranteed by a bank, trust company or member firm of the New York Stock Exchange, or by a combination of the foregoing. Any such shares so delivered shall be deemed to have a value per share equal to the fair market value of the shares on such date. For this purpose, fair market value shall equal the closing price of the Company’s Common Stock on the listing exchange on the date the option is exercised, or, if there was no trading in such stock on the date of such exercise, the closing price on the last preceding day on which there was such trading.
     6. TERMS AND CONDITIONS OF RESTRICTED STOCK GRANTS
     The Board may, evidenced by such written agreement as the Board shall from time to time prescribe, grant to an eligible director a specified number of shares of the Company’s Common Stock which shall vest only after the attainment of the relevant restrictions described in Section 6(b) below (“restricted stock”). Such restricted stock shall have an appropriate restrictive legend affixed thereto. A restricted stock grant shall be neither an option nor a sale, but shall be subject to the following conditions and restrictions:
          (a) Restricted stock may not be sold or otherwise transferred by the participant until ownership vests, provided however, to the extent required for the restricted stock grant to be exempt under Rule 16b-3, the restricted stock must be held by the participant for at least six months following the date of vesting.
          (b) Ownership shall vest upon satisfaction of one or more of the following criteria as the Board may prescribe:
(1)	the completion of a specified period of service after the date of grant; provided that the Board may also grant shares that vest immediately upon the date of grant.

(2)	the attainment of performance-based goals established by the Board as of the date of grant. The Board may establish such performance goals based on one or more of the following targets:
•	total shareholder return

•	earnings per share growth

•	cash flow growth

•	return on equity and/or

•	or any other target it may from time to time deem appropriate in its discretion.
(3)	any other conditions the Board may prescribe.
          (c) Except as otherwise determined by the Board or in the restricted stock agreement, all rights and title to restricted stock granted to a participant under the Plan shall terminate and be forfeited to the Company upon failure to fulfill all conditions and restrictions applicable to such restricted stock.
          (d) Except for the restrictions set forth in this Plan and those specified by the Board in any restricted stock agreement, a holder of restricted stock shall possess all the rights of a holder of the Company’s Common Stock (including voting and dividend rights); provided, however, that prior to vesting the certificates representing such shares of restricted stock shall be held by the Company for the benefit of the participant and the participant shall deliver to the Company a stock power executed in blank covering such shares. As the shares vest, certificates representing such shares shall be released to the participant. The Board shall have the discretion to determine at the time of the restricted stock grant (as memorialized in the restricted stock agreement with the participant) whether dividends payable on the participant’s unvested shares shall be (i) paid to the participant or (ii) reinvested in additional shares of restricted stock. If dividends on unvested shares are reinvested in additional shares of restricted stock, all dividends payable on the unvested shares shall be reinvested in the Company’s Common Stock, treated as restricted stock until the underlying restricted shares vest, and, upon such vesting, released to the participant. If the underlying shares do not vest, all shares purchased with the reinvested dividends shall be forfeited.
          (e) All other provisions of the Plan not inconsistent with this section shall apply to restricted stock or the holder thereof, as appropriate, unless otherwise determined by the Board.
     7. GENERAL RESTRICTION ON ISSUANCE OF STOCK CERTIFICATES
     The Company shall not be required to deliver any certificate upon the grant, vesting or exercise of any award or option until it has been furnished with such opinion, representation or other document as it may reasonably deem necessary to ensure compliance with any law or regulation of the Securities and Exchange Commission or any other governmental authority having jurisdiction under this Plan. Certificates delivered upon such grant or exercise may bear a legend restricting transfer absent such compliance. Each award shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such awards or the issue or purchase of shares thereunder, such awards may not vest or be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board in the exercise of its reasonable judgment.
8.	IMPACT OF TERMINATION OF EMPLOYMENT
(a)	Options.
(1)	If the Director ceases to be a director of the Company for any reason other than disability or death, options which are not yet vested at termination are automatically forfeited as of the date of the Director ceases to be a director of the Company. Vested options may be exercised at any time prior to the earlier of the Expiration Date or the expiration of 90 days from the date of termination. “Disability” means an illness or other condition which has incapacitated the Director or can reasonably be expected to incapacitate Director from performing his duties for a period of at least six months as determined in good faith by the Board.

(2)	If the Director ceases to be a director of the Company by reason of disability or death, this option may be exercised by the Director in the case of disability and, in the case of death, by the Director’s designated beneficiary (or personal representative in the even there is no designated beneficiary) at any time prior to the earlier of the expiration of the option or the expiration of one year following the date employment terminated due to disability or death but only if, and to the extent that, the Director was entitled to exercise this option at the time of disability or death.
(b)	Restricted Stock Grants.
(1)	Provision of Services Vesting. If a participant has been awarded restricted stock whose vesting is conditioned solely on the provision of services for a specified time, any termination of employment for any reason, shall result in the forfeiture of all restricted stock awards that were not vested prior to the termination of employment except as otherwise provided by the Board.

(2)	Performance-Based Vesting. If a participant has been awarded restricted stock whose vesting is based solely on the attainment of performance-based goals or partly on the attainment of performance-based goals and partly on the passage of time, any termination of employment except death or disability shall result in the forfeiture of all restricted stock awards that were not vested prior to the termination of employment. A participant who terminates employment on account of death or disability may, if the performance-based criteria are eventually attained, be awarded (or, in the event of death, the participant’s designated beneficiary or personal representative if there is no designated beneficiary shall be awarded) up to a pro rata portion of the restricted shares based on the participant’s length of service as of his or her termination of employment over the length of the award period ending on the date the performance-based criteria are satisfied (or the passage of time would have been satisfied, if later, for an award based in part on performance goals and in part on the passage of time). The Board shall have the discretion whether to grant a full pro rata portion of the restricted shares, a lesser portion or no shares at all under this subsection (b)(2).
     Notwithstanding the forgoing, the Board may adopt different rules than set forth above to apply to a director’s stock option or restricted stock awards when a director ceases to be a member of the Board, including, without limitation, accelerating the vesting of awards for directors who cease to be a member of the Board after attaining a specified age. Such rules shall be set forth in the director’s award agreement.
     9. ADJUSTMENT OF SHARES
     In the event of any change in the Common Stock of the Company by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, splitup, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares authorized under Section 4, the number and kind of shares which thereafter are subject to an award under the Plan and the number and kind of unexercised options and unvested shares set forth in awards under outstanding agreements and the price per share shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.
     10. NO EMPLOYMENT RIGHTS
     The Plan and any awards granted under the Plan shall not confer upon any director any right with respect to continuance as a director of the Company, nor shall they interfere in any way with any right the Company may have to terminate the director’s position as a director at any time.
     11. RIGHTS AS A SHAREHOLDER
     The recipient of any option under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for the underlying shares of Common Stock are issued to the recipient. The recipient of a restricted stock grant shall have all rights of a shareholder except as otherwise limited by the terms of this Plan.
     12. AMENDMENT AND DISCONTINUANCE
     This Plan may be amended, modified or terminated by the shareholders of the Company or by the Company’s Board of Directors, provided that Plan provisions relating to the amount, price and timing of awards may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code or the regulations thereunder and provided further that the Board may not, without approval of the shareowners, amend the Plan to materially increase the benefits accruing to participants under the Plan, increase the maximum number of shares as to which awards may be granted under the Plan, change the minimum exercise price, change the class of eligible persons, extend the period for which options may be granted or exercised, or withdraw the authority to administer the Plan from the Board or a Board of the Board. Notwithstanding the foregoing, to the extent permitted by law, the Board may amend the Plan without the approval of shareowners, to the extent it deems necessary to cause the Plan to comply with Securities and Exchange Commission Rule 16b-3 or any successor rule, as it may be amended from time to time. Except as required by law, no amendment, modification, or termination of the Plan may, without the written consent of a director to whom any option shall theretofore have been granted, adversely affect the rights of such director under such option.
     13. CHANGE IN CONTROL
          (a) Notwithstanding other provisions of the Plan, in the event of a change in control of the Company (as defined in subsection (c) below), all of a participant’s restricted stock awards shall become immediately vested to the same extent as if all restrictions had been satisfied and all options shall become immediately vested and exercisable, unless directed otherwise by a resolution of the Board adopted prior to and specifically relating to the occurrence of such change in control.
          (b) In the event of a change in control each participant holding an exercisable option (i) shall have the right at any time thereafter during the term of such option to exercise the option in full notwithstanding any limitation or restriction in any option agreement or in the Plan, and (ii) may, subject to Board approval and after written notice to the Company within 60 days after the change in control, or, if the participant is an officer subject to Section 16 of the Exchange Act and to the extent required to exempt the transaction under Rule 16b-3, during the period beginning on the third business day and ending on the twelfth business day following the first release for publication by the Company after such change of control of a quarterly or annual summary statement of earnings, which release occurs at least six months following grant of the option, whichever period is longer, receive, in exchange for the surrender of the option or any portion thereof to the extent the option is then exercisable in accordance with clause (i), an amount of cash equal to the difference between the fair market value (as determined by the Board) on the date of surrender of the Common Stock covered by the option or portion thereof which is so surrendered and the option price of such Common Stock under the option.
          (c) For purposes of this section, “change in control” means:
(1)	there shall be consummated
(i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any shares of the Company’s common stock are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a wholly owned subsidiary of the Company immediately before the consolidation or merger; or
(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or
(2)	the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(3)	any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d3 under the Exchange Act), directly or indirectly, of 20% or more of the Company’s then outstanding common stock, provided that such person shall not be a wholly owned subsidiary of the Company immediately before it becomes such 20% beneficial owner; or

(4)	individuals who constitute the Company’s Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (4), considered as though such person were a member of the Incumbent Board.
     14. EFFECTIVE DATE
     The effective date of the Plan shall be the date this Plan is approved by the affirmative vote of the owners of a majority of the Company’s outstanding shares of Common Stock.
     15. DEFINITIONS
     Any terms or provisions used herein which are defined in Section 83 of the Internal Revenue Code of 1986, as amended, or the regulations thereunder or corresponding provisions of subsequent laws and regulations in effect at the time awards are made hereunder, shall have the meanings as therein defined.
     16. 409A
     All awards granted under this Plan are intended to be exempt from the requirements of

Section 409A of the Internal Revenue Code of 1986, as amended, and the terms of such awards shall be applied and interpreted in accordance with that intent.
     17. GOVERNING LAW
     To the extent not inconsistent with the provisions of the Internal Revenue Code that relate to awards, this Plan and any award agreement adopted pursuant to it shall be construed under the laws of the State of New York.

FINANCIAL INSTITUTIONS, INC.
Dated: May 6, 2009	By:	/s/ Peter G. Humphrey
Title: President and Chief Executive Officer

Date of Shareholder Approval: May 6, 2009